Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO H. Andrew DeFerrari, Senior Vice President and CFO (561) 627-7171

Palm Beach Gardens, Florida	March 1, 2017

DYCOM INDUSTRIES, INC. ANNOUNCES INCREASE IN
STOCK REPURCHASE PROGRAM

Palm Beach Gardens, Florida, March 1, 2017 - Dycom Industries, Inc. (NYSE:DY) announced today that its Board of Directors has authorized an additional $75 million to repurchase shares of Dycom’s outstanding common stock. The stock repurchases are authorized to be made over the next eighteen (18) months in open market or private transactions, including through accelerated share repurchase agreements with one or more counterparties from time to time. In connection with this authorization, the Company’s Board of Directors also extended for an additional ten (10) months the share repurchase program which it previously authorized on April 26, 2016. During the second quarter of fiscal 2017, the Company repurchased $25 million of the Company’s outstanding common stock under the previous authorization. After giving effect to the share repurchases in the second fiscal quarter, the Company now has up to $150 million authorized for repurchases of the Company’s common stock through August 2018. The exact timing and amount of repurchases will depend on market conditions and other factors. As of March 1, 2017, the Company had 31,421,972 shares of common stock outstanding, excluding the dilutive effect of stock options and unvested restricted stock.
Dycom is a leading provider of specialty contracting services throughout the United States and in Canada. These services include program management, engineering, construction, maintenance and installation services for telecommunications providers, underground facility locating services for various utilities, including telecommunications providers, and other construction and maintenance services for electric and gas utilities.
This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and include business and economic conditions and trends in the telecommunications industry affecting the Company’s customers, the adequacy of the Company’s insurance and other reserves and allowances for doubtful accounts, whether the carrying value of the Company’s assets may be impaired, preliminary purchase price allocations of acquired businesses, expected benefits and synergies of acquisitions, future financial and operating results, the future impact of any acquisitions or dispositions, adjustments and cancellations related to the Company’s backlog, the anticipated outcome of other contingent events, including litigation, liquidity and other financial needs, the availability of financing, and the other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.